ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

Exhibit 5.1

December 22, 2021

The L.S. Starrett Company

121 Crescent Street

Athol, Massachusetts 01331

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed by The L.S. Starrett Company, a Massachusetts corporation (the "Company"), on or about the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 500,000 shares of Common Stock, $1.00 par value (the "Shares"). The Shares are issuable under the Company's 2021 Long-Term Incentive Plan (the "Plan").

We are familiar with the actions taken by the Company in connection with the adoption of the Plan. We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the laws of The Commonwealth of Massachusetts.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP